EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 2-77590, No. 2-95258, No. 033-00661, No. 33-51257, No. 033-63859, No. 333-09851, No. 333-48423, No. 333-54560, No. 333-105527, No. 333-130382 and No. 333-174783, each on Form S-8, Registration Statement No. 333-181590 on Form S-3 and Registration Statement No. 333-186094 on Form S-4, of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedule of Fifth & Pacific Companies, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Fifth & Pacific Companies, Inc. and subsidiaries for the year ended December 29, 2012.

/s/    DELOITTE & TOUCHE LLP

New York, New York
February 21, 2013